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                    November 8, 2023

       Kent Rodriguez
       Chief Executive Officer, President
       Groove Botanicals Inc.
       310 Fourth Avenue South, Suite 7000
       Minneapolis, MN 55415

                                                        Re: Groove Botanicals
Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed September 14,
2023
                                                            File No. 000-23476

       Dear Kent Rodriguez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              Jack Brannelly